Exhibit 21.1
The following is a list of subsidiaries of the Company as of December 31, 2015, omitting some subsidiaries which, considered in the aggregate, would not constitute a significant subsidiary.

Entity	State/ Country of Formation
Entertainment Weekly Inc.	Delaware
Essence Communications Inc.	Delaware
Essence Festivals LLC	Delaware
Essence Festivals Investments LLC	Louisiana
Essence Festivals Productions LLC	Louisiana
Hello Giggles, Inc.	Delaware
International Publishing Corporation Limited	United Kingdom
Invnt, LLC	Delaware
IPC Magazines (UK) Limited	United Kingdom
IPC Magazines Holdings Limited	United Kingdom
League Sports Services LLC	New York
LeagueAthletics.com LLC	Delaware
MNI Targeted Media Inc.	Delaware
Newsub Magazine Services LLC	Delaware
NSSI Holdings Inc.	Delaware
SI Play LLC	Delaware
SI Productions Inc.	Delaware
Southern Progress Corporation	Delaware
Sunset Publishing Corporation	Delaware
Synapse Group, Inc.	Delaware
Synapse Ventures, Inc.	Delaware
SynapseConnect, Inc.	Delaware
TI Books Holdings LLC	Delaware
TI Circulation Holdings LLC	Delaware
TI Corporate Holdings LLC	Delaware
TI Distribution Holdings LLC	Delaware
TI International Holdings Inc.	Delaware
TI Live Events Inc.	Delaware
TI Magazine Holdings LLC	Delaware
TI Media Solutions Inc.	Delaware
TI Paperco Inc.	Delaware
TI Sales Holdings LLC	Delaware
Time Atlantic Europe Holdings Limited	United Kingdom
Time Consumer Marketing, Inc.	Delaware
Time Customer Service, Inc.	Delaware
Time Direct Ventures LLC	Delaware
Time Distribution Services Inc.	Delaware
Time European Holdings Limited	United Kingdom

Time Inc. Affluent Media Group	New York
Time Inc. Books	Delaware
Time Inc. Lifestyle Group	Delaware
Time Inc. Play	Delaware
Time Inc. Retail	New York
Time Inc. Ventures	Delaware
Time Inc. (UK) Ltd	United Kingdom
Time Inc. (UK) Property Investments Ltd	United Kingdom
Time Publishing Ventures, Inc.	Delaware
Time UK Publishing Holdings Limited	United Kingdom